Exhibit 99.2

DILA CAPITAL Acquisition Corp. Announces CLOSING of $55 Million Initial Public Offering

Miami, FL – (June 17, 2021) – DILA Capital Acquisition Corp. (the “Company”) announced the closing of its initial public offering of 5,500,000 units. The offering was priced at $10.00 per unit, generating total gross proceeds of $55,000,000.

The units are listed on the Nasdaq Capital Market and trade under the symbol “DILAU.” Each unit consists of one share of the Company’s Class A common stock and one redeemable warrant, with each warrant entitling the holder to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the common stock and warrants are expected to be traded on the Nasdaq Capital Market under the symbols “DILA” and “DILAW”, respectively.

The Company is a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, it intends to focus its search on companies with significant operating technological advantage that are headquartered in Latin America, as well as businesses located in the United States which cater to the Hispanic community.

EarlyBirdCapital, Inc. acted as the sole book-running manager of the offering, and I-Bankers Securities, Inc. served as co-manager. The underwriters have been granted a 45-day option to purchase up to an additional 825,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus, copies of which may be obtained from EarlyBirdCapital, Inc., 366 Madison Avenue, 8th Floor, New York, NY 10017, Attn: Syndicate Department, (212) 661-0200.

Registration statements relating to these securities were declared effective by the Securities and Exchange Commission (the “SEC”) on June 14, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, including with respect to the anticipated use of the proceeds thereof, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements, including those set forth in the risk factors section of the registration statement and prospectus for the Company’s initial public offering. Copies of these documents can be accessed through the SEC’s website at www.sec.gov. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact:

DILA Capital Acquisition Corp.

Eduardo Clave

(970) 393-2155

eduardo@dilacapital.com